Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statement No. 333-210881 on Form S-8 of our reports dated December 19, 2019, relating to the financial statements of Super Micro Computer, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of Accounting Standards Codification Topic 606 (ASU No. 2014-09), Revenue from Contracts with Customers), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2019.

/s/ Deloitte & Touche LLP
San Jose, California
December 20, 2019

1